Exhibit 5.1

Draft: Subject to review and amendment

Avolon Holdings Limited

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

[            ] 2014

Dear Sirs

Avolon Holdings Limited

We have acted as Cayman Islands counsel to Avolon Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) in respect of the proposed initial public offering of up to [            ] common shares in the capital of the Company (the “Common Shares”).

Such public offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) among, inter alios, the Company, certain selling shareholders named therein (the “Selling Shareholders”) and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. as representatives of the several underwriters named therein. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation and the memorandum and articles of association of the Company as registered or adopted on 5 June 2014 (the “Memorandum and Articles”).

1.2	The minutes (the “Board Minutes”) of the meeting[s] of the board of directors of the Company held on [ ] 2014 [and [ ] 2014] (the “Board Meeting[s]”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated [ ] 2014 (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company (the “Opinion Certificate”).

1.5	The Registration Statement.

1.6	The form of Underwriting Agreement.

1.7	The form of exchange agreement among, inter alios, the Company, the Selling Shareholders and Avolon Investments S.a r l. (the “Exchange Agreement”).

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Opinion Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Exchange Agreement, the Underwriting Agreement or the Registration Statement.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The issue of Common Shares to the Selling Shareholders has been authorised in accordance with the Memorandum and Articles and when issued, sold and paid for in the manner described in the Exchange Agreement and in accordance with the Board Minutes, such Common Shares will be legally issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders) of the Company.

4	Qualifications

Under the Companies Law (2013 Revision) of the Cayman Islands, the register of members (shareholders) of a Cayman Islands company is regarded as prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.1, there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Common Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.

Yours faithfully

Maples and Calder